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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Pinnacle Systems, Inc.:

    We consent to incorporation by reference herein of our reports dated July 21, 1998, relating to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, and the related financial statement schedule, which reports appear in the June 30, 1998, annual report on Form 10-K of Pinnacle Systems, Inc. We also consent to the reference to our firm under the heading "Experts" in the registration statement.

                                          /s/ KPMG LLP

Mountain View, California
February 5, 1999